EXHIBIT 99.1

Spirit Airlines Reports Fourth Quarter and Full Year 2021 Results

MIRAMAR, Fla., February 7, 2022 - Spirit Airlines, Inc. (NYSE: SAVE) today reported fourth quarter and full year 2021 financial results.
Ended the year 2021 with $1.7 billion of unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility.

As Reported
(unaudited)
	Fourth Quarter 2021	Fourth Quarter 2020	Fourth Quarter 2019

Total Operating Revenues	$987.6 million	$498.5 million	$969.8 million
Pre-tax Income (Loss)	$(91.8) million	$(204.5) million	$106.8 million
Net Income (Loss)	$(87.2) million	$(157.3) million	$81.2 million
Diluted Earnings (Loss) Per Share	$(0.80)	$(1.61)	$1.18

	Adjusted[1]
	Fourth Quarter 2021	Fourth Quarter 2020	Fourth Quarter 2019

Adjusted EBITDA	$14.9 million	$(91.1) million	$187.7 million
Adjusted EBITDA Margin	1.5%	(18.3)%	19.4%
Adjusted Pre-tax Income (Loss)	$(90.3) million	$(207.9) million	$108.0 million
Adjusted Net Income (Loss)	$(69.4) million	$(159.5) million	$82.1 million
Adjusted Net Income (Loss) Per Share, Diluted	$(0.64)	$(1.63)	$1.20

“Our fourth quarter 2021 results came in better-than-expected, despite the negative impact from Omicron-related flight disruptions, primarily due to very strong demand over the peak December holiday period. I want to thank the entire Spirit team for their professionalism and commitment to providing excellent service to our Guests,” said Ted Christie, Spirit’s President and Chief Executive Officer.

"Looking ahead to the first quarter 2022, we have seen sequential improvement in bookings since mid-January and early trends indicate travel demand in the second half of the first quarter should be quite strong. Also, today we announced that Spirit and Frontier have signed a definitive merger agreement under which we plan to combine to bring more ultra-low fares to more travelers in more destinations across the United States, Latin America and the Caribbean. We are excited about this combination and believe it will have tremendous benefits for consumers, Team Members, and shareholders."

COVID-19
Since its initial onset in early 2020, the impact of the COVID-19 pandemic has evolved and continues to be fluid. Therefore, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impact of the pandemic on its operations and financial condition, and to adjust its mitigation and operational strategies accordingly. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of COVID-19 on its financial position and operations. Please see the Company's Annual Report on Form 10-K for the period ending December 31, 2021 for additional disclosures regarding these measures.

The Company believes that providing analysis of financial and operational performance compared to fourth quarter 2019 is a more relevant measure of performance due to the severe impacts from the COVID-19 pandemic on our financial results and operational performance for 2020.

Fourth Quarter 2021 Results
Adjusted EBITDA for the fourth quarter 2021 was $14.9 million. The Company had an unusual number of operational disruptions and flight cancellations during the peak December 2021 holiday period, due to staffing shortages as a result of the rapid spread of the Omicron variant. The irregular operations during the peak December 2021 holiday period negatively impacted fourth quarter 2021 Adjusted EBITDA by approximately $30 million, primarily due to additional passenger re-accommodation expenses and higher labor expenses, partially offset by lower fuel expense and landing fees. Despite this impact, Adjusted EBITDA margin for the fourth quarter 2021 was 1.5 percent, better than the Company’s initial expectations of flat to negative 5 percent.

Capacity and Operations
Load factor for the fourth quarter 2021 was 79.8 percent on a 9.5 percent capacity increase versus fourth quarter 2019. Spirit's fourth quarter 2021 DOT on-time performance2 was 78.1 percent and its Completion Factor2 was 97.7 percent.

The Company’s operations stabilized during the first week of January 2022 and for the full month of January 2022, the Company’s on-time performance2 was 73.8% and Completion Factor2 was 96.5%.

Revenue Performance
Total operating revenues for the fourth quarter 2021 came in better than expected at $987.6 million, an increase of 1.8 percent versus fourth quarter 2019. The irregular operations over the peak December 2021 holiday period negatively impacted total operating revenues by approximately $7 million.

On a per passenger flight segment basis, for the fourth quarter 2021 total revenue per passenger flight segment ("Segment") increased 3.1 percent compared to the same period in 2019 to $114.15. Fare revenue per Segment increased 0.5 percent to $52.93 and Non-ticket revenue per Segment increased 5.5 percent to $61.223. Investments in enhanced product offerings and improved merchandising as well as the realized benefits from revenue management initiatives continue to drive the improvement in Non-Ticket revenue performance.
Cost Performance
Compared to the fourth quarter 2019, total GAAP operating expenses for the fourth quarter 2021 increased 24.1 percent to $1,049.1 million. Adjusted operating expenses for the fourth quarter 2021 increased 24.7 percent compared to the fourth quarter 2019 to $1,047.6 million4. Compared to the fourth quarter 2019, in addition to costs driven by increased flight volume and a greater number of aircraft, these increases were primarily driven by passenger re-accommodation expense incurred as a result of the irregular operations over the peak December 2021 holiday period and rate increases related to fuel, labor, and airport rents.

For the fourth quarter 2021, the Company’s adjusted operating expenses came in better than expected as the net costs related to the December irregular operations were more than offset by lower average fuel rates, lower airport costs, and overall effective cost management.

“Our Adjusted EBITDA margin for the fourth quarter 2021 was 1.5 percent, 400 basis points better than the mid-point of our guide on higher revenue and lower costs,” said Scott Haralson, Spirit’s Chief Financial Officer. “Over the next year we will leverage opportunities to restore and optimize our network and we will continue to push the horizon on non-ticket production. We will also remain keenly focused on managing costs and finding efficiencies to offset inflationary cost headwinds we face."

Fleet
Spirit took delivery of five new A320neo aircraft during the fourth quarter 2021. The Company ended the year with 173 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended fourth quarter 2021 with unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.7 billion.

Total capital expenditures for the twelve months ended December 31, 2021 were $333.1 million, primarily related to pre-delivery deposits associated with future aircraft deliveries and the purchase of four aircraft and two engines off lease, and two spare engines purchased with cash. In addition, one of the three aircraft delivered under sale-leaseback transactions during the fourth quarter 2021 did not qualify to be accounted for as a sale-leaseback; therefore, it is being accounted for as an aircraft financed through fixed-rate long-term debt. The net purchase price of this aircraft was recorded within capital expenditures in the fourth quarter 2021.

Tax Rate
On a GAAP basis, the Company’s effective tax rate for the fourth quarter of 2021 was 5.1 percent, materially lower than the Company’s historic average GAAP tax rate. The lower-than-usual GAAP tax rate was driven by adjustments to tax benefits resulting from a change in the expected 2021 annualized tax rate. The Company’s non-GAAP tax rate for the fourth quarter 2021 was 23.2 percent.

Forward Looking Guidance
Given the merger transaction announced today, the Company is not providing guidance at this time.

Full Year 2021 Highlights

Our People

•In 2021, Spirit maintained its focus on building an engaged workforce, while navigating COVID-19’s impact on its Team Members and a tightening labor market. The Company grew its workforce to 10,287 Team Members to support its growing organization, had the honor to be named as one of FORTUNE's Most Admired Companies, and received Glassdoor’s OpenCompany designation, which recognizes employers that proactively promote and embrace workplace transparency

•Spirit launched a comprehensive Diversity, Inclusion, Equity and Belonging strategy in 2021, to drive meaningful change within the organization and the communities it serves. This includes employee resource groups (ERGs) organized by Team Members in order to ensure they all have a voice in paving our path; providing education to increase awareness of systemic inequities and to reduce bias; and a new Supplier Diversity program around a network of minority-owned business partners and diverse suppliers

Recognitions and Accomplishments

•Spirit was one of only three U.S. airlines listed on FORTUNE's 2021 list of World's Most Admired® Companies

•Spirit was awarded Platinum status by the Airline Passenger Experience Association (APEX) Health Safety initiative powered by SimpliFlying for the airline’s efforts in ensuring the highest standards of cleanliness and sanitization. The rating was the highest of any low-fare carrier in the world, and the certification recognizes Spirit for going above and beyond the required and truly investing in health and safety for Guests and Team Members

•Spirit was recognized by Forbes as one of America's best companies for diversity, equity and inclusion. Forbes’ fourth annual list of America’s Best Employers For Diversity ranks the 500 employers that boast the most diverse boards and executive ranks, as well as the most proactive diversity and inclusion initiatives

•Spirit received two prestigious awards for its Self-Bag Drop and Biometric technology: The Company was a Gold Stevie winner from the Transportation category of the American Business Awards® program, and was named Best Airport Innovation in the APEX/IFSA Awards

•For the fourth year in a row, Spirit has achieved the FAA’s highest award for Technical Training, the Diamond Award of Excellence. This award is only achieved if 100% of technicians receive the FAA’s Aircraft Maintenance Technician (“AMT”) Certificate of Training.

Supporting our Communities

•Spirit is committed to inspiring positive change in the communities it serves, supporting local nonprofit organizations throughout its network via in-kind donations and Team Member volunteerism

•Alongside the Company’s efforts, the Spirit Airlines Charitable Foundation invested over $500,000 in non-profit organizations that have meaningful social impact on the lives of children and families, service members and the environment

Environmental, Social, Governance

•Spirit issued its inaugural 2020 Sustainability Report, showcasing results of the airline’s longstanding commitment to meaningful advancements in environmental sustainability, Guest and community service, Team Member support, and governance. Despite the global impact of COVID-19, Spirit remained dedicated to integrating environmental, social, and governance (“ESG”) practices into its business. The report highlights Spirit’s plans for continued progress in broadening ESG initiatives and improving communities and society at large. The Company's 2020 Sustainability report is available at ir.spirit.com

Guest Experience and Loyalty

•Spirit launched a new Free Spirit® loyalty program in 2021—which offers the fastest way to earn rewards and status—alongside the new Spirit Saver$ Club®. Spirit also unveiled a pair of new credit cards with benefits that make every aspect of the new Free Spirit fly faster and further. The new Free Spirit is built around points because rewards will be based on dollars spent instead of miles flown. Members can earn points on every booking, every bag and every Big Front Seat®—plus all kinds of purchases on the new Free Spirit credit cards

•Spirit continued its progress on Wi-Fi antennae installations with more than 100 aircraft completed in 2021. As of year-end, the Company was conducting initial Wi-Fi testing on a limited number of planes. Guests onboard these flights were able to access the Wi-Fi service at a reduced rate during this temporary trial period

Measures Taken to Preserve Cash and Enhance Liquidity

•The Company improved its liquidity and financial position through the public offering of $500.0 million in 1.00% convertible notes due 2026, the issuance of 10,594,073 shares of the Company's voting common stock for which it received net proceeds of $370.8 million, the extinguishment of $146.8 million in principal amount of the Company's 4.75% convertible notes due 2025 and the extinguishment of $340.0 million in principal amount of the Company's 8.00% senior secured notes

•Additionally, the Company repaid all outstanding indebtedness under its Senior Secured Revolving Credit Facility (the "Revolver") due March 2024. As of December 31, 2021, the Company had no outstanding indebtedness under its Revolver which has a total of $240 million in available capacity

Network Development

•Spirit substantially expanded its operations out of Cancun, Los Angeles, New York, Orlando, and San Juan

•Spirit enhanced its footprint in South Florida by adding Miami to its route map with service to 31 domestic and international destinations

•Spirit added eight new destinations to its route network including Louisville, Kentucky; Manchester, New Hampshire; Miami, Florida; Milwaukee, Wisconsin; Pensacola, Florida; Puerto Vallarta, Mexico; St. Louis, Missouri; and Tegucigalpa, Honduras
Conference Call/Webcast Detail
The Company has cancelled its plans to conduct a conference call and webcast on February 9, 2022 to discuss these results.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you. Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted EBITDA to GAAP Net Income" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2)    Based on preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2022 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)
(unaudited)

	Three Months Ended			Percent Change
	December 31,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$971,728	$488,422	$951,757	99.0	2.1
Other	15,828	10,068	18,059	57.2	(12.4)
Total operating revenues	987,556	498,490	969,816	98.1	1.8

Operating expenses:
Salaries, wages and benefits	285,161	227,405	220,674	25.4	29.2
Aircraft fuel	296,572	103,597	244,989	186.3	21.1
Landing fees and other rents	84,691	67,033	62,773	26.3	34.9
Depreciation and amortization	74,936	72,133	61,913	3.9	21.0
Aircraft rent	61,305	52,578	50,279	16.6	21.9
Maintenance, materials and repairs	48,777	29,711	41,131	64.2	18.6
Distribution	37,509	22,082	38,289	69.9	(2.0)
Loss on disposal of assets	1,482	2,264	477	NM	NM
Special charges (credits)	—	(2,542)	717	NM	NM
Other operating (1)	158,673	84,144	123,950	88.6	28.0
Total operating expenses	1,049,106	658,405	845,192	59.3	24.1

Operating income (loss)	(61,550)	(159,915)	124,624	(61.5)	(149.4)

Other (income) expense:
Interest expense	35,434	49,415	25,975	(28.3)	36.4
Capitalized interest	(4,958)	(4,565)	(3,539)	8.6	40.1
Interest income	(324)	(318)	(4,851)	1.9	(93.3)
Other (income) expense	125	87	276	NM	NM
Total other (income) expense	30,277	44,619	17,861	(32.1)	69.5

Income (loss) before income taxes	(91,827)	(204,534)	106,763	(55.1)	(186.0)
Provision (benefit) for income taxes	(4,668)	(47,230)	25,549	(90.1)	(118.3)

Net income (loss)	$(87,159)	$(157,304)	$81,214	(44.6)	(207.3)
Basic earnings (loss) per share	$(0.80)	$(1.61)	$1.19	(50.3)	(167.2)
Diluted earnings (loss) per share	$(0.80)	$(1.61)	$1.18	(50.3)	(167.8)

Weighted-average shares, basic	108,410	97,684	68,452	11.0	58.4
Weighted-average shares, diluted	108,410	97,684	68,553	11.0	58.1
NM: "Not Meaningful"

(1)2020 includes Federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)
(unaudited)

	Year Ended			Percent Change
	December 31,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$3,175,802	$1,765,533	$3,757,605	79.9	(15.5)
Other	54,973	44,489	72,931	23.6	(24.6)
Total operating revenues	3,230,775	1,810,022	3,830,536	78.5	(15.7)

Operating expenses:
Salaries, wages and benefits	1,065,461	909,834	865,019	17.1	23.2
Aircraft fuel	913,945	431,000	993,478	112.1	(8.0)
Landing fees and other rents	315,999	251,028	256,275	25.9	23.3
Depreciation and amortization (1)	297,211	278,588	225,264	6.7	31.9
Aircraft rent	246,601	196,359	182,609	25.6	35.0
Maintenance, materials and repairs	159,502	111,227	143,575	43.4	11.1
Distribution	132,499	85,059	153,770	55.8	(13.8)
Loss on disposal of assets	3,320	2,264	17,350	NM	NM
Special credits	(377,715)	(302,761)	717	NM	NM
Other operating (2)	530,826	355,186	491,432	49.5	8.0
Total operating expenses	3,287,649	2,317,784	3,329,489	41.8	(1.3)

Operating income (loss)	(56,874)	(507,762)	501,047	(88.8)	(111.4)

Other (income) expense:
Interest expense	155,611	134,520	101,350	15.7	53.5
Loss on extinguishment of debt	331,630	—	—	NM	NM
Capitalized interest	(18,998)	(15,995)	(12,471)	18.8	52.3
Interest income	(5,374)	(6,314)	(25,133)	(14.9)	(78.6)
Other (income) expense	577	211	875	NM	NM
Total other (income) expense	463,446	112,422	64,621	312.2	617.2

Income (loss) before income taxes	(520,320)	(620,184)	436,426	(16.1)	(219.2)
Provision (benefit) for income taxes	(47,751)	(191,484)	101,171	(75.1)	(147.2)

Net income (loss)	$(472,569)	$(428,700)	$335,255	10.2	(241.0)
Basic earnings (loss) per share	$(4.50)	$(5.06)	$4.90	(11.1)	(191.8)
Diluted earnings (loss) per share	$(4.50)	$(5.06)	$4.89	(11.1)	(192.0)

Weighted-average shares, basic	105,000	84,692	68,429	24.0	53.4
Weighted-average shares, diluted	105,000	84,692	68,559	24.0	53.2

NM: "Not Meaningful"

(1)2021 includes accelerated depreciation amounts. See Special Items table for more details.
(2)2021 and 2020 include Federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended December 31,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	11,486,720	7,829,944	10,491,833		46.7%		9.5%
Revenue passenger miles (RPMs) (thousands)	9,161,329	5,596,213	8,897,193		63.7%		3.0%
Load factor (%)	79.8	71.5	84.8	8.3	pts	(5.0)	pts
Passenger flight segments (thousands)	8,651	5,267	8,760		64.2%		(1.2)%
Departures	60,035	38,224	57,035		57.1%		5.3%
Total operating revenue per ASM (TRASM) (cents)	8.60	6.37	9.24		35.0%		(6.9)%
Average yield (cents)	10.78	8.91	10.90		21.0%		(1.1)%
Fare revenue per passenger flight segment ($)	52.93	39.22	52.68		35.0%		0.5%
Non-ticket revenue per passenger flight segment ($)	61.22	55.42	58.03		10.5%		5.5%
Total revenue per passenger flight segment ($)	114.15	94.64	110.71		20.6%		3.1%
CASM (cents)	9.13	8.41	8.06		8.6%		13.3%
Adjusted CASM (cents) (1)	9.12	8.45	8.04		7.9%		13.4%
Adjusted CASM ex-fuel (cents) (2)	6.54	7.13	5.71		(8.3)%		14.5%
Fuel gallons consumed (thousands)	123,300	78,237	116,591		57.6%		5.8%
Average fuel cost per gallon ($)	2.41	1.32	2.10		82.6%		14.8%
Aircraft at end of period	173	157	145		10.2%		19.3%
Average daily aircraft utilization (hours)	10.6	7.2	11.7		47.2%		(9.4)%
Average stage length (miles)	1,039	1,057	998		(1.7)%		4.1%

	Year Ended December 31,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	40,749,334	27,718,387	41,783,001		47.0%		(2.5)%
Revenue passenger miles (RPMs) (thousands)	32,124,200	19,319,410	35,245,285		66.3%		(8.9)%
Load factor (%)	78.8	69.7	84.4	9.1	pts	(5.6)	pts
Passenger flight segments (thousands)	30,828	18,444	34,537		67.1%		(10.7)%
Departures	213,440	144,272	227,041		47.9%		(6.0)%
Total operating revenue per ASM (TRASM) (cents)	7.93	6.53	9.17		21.4%		(13.5)%
Average yield (cents)	10.06	9.37	10.87		7.4%		(7.5)%
Fare revenue per passenger flight segment ($)	46.16	41.00	54.63		12.6%		(15.5)%
Non-ticket revenue per passenger flight segment ($)	58.64	57.14	56.28		2.6%		4.2%
Total revenue per passenger flight segment ($)	104.80	98.14	110.91		6.8%		(5.5)%
CASM (cents)	8.07	8.36	7.97		(3.5)%		1.3%
Adjusted CASM (cents) (1)	8.98	9.46	7.93		(5.1)%		13.2%
Adjusted CASM ex-fuel (cents) (2)	6.74	7.90	5.55		(14.7)%		21.4%
Fuel gallons consumed (thousands)	435,174	289,401	470,939		50.4%		(7.6)%
Average fuel cost per gallon ($)	2.10	1.49	2.11		40.9%		(0.5)%
Average daily aircraft utilization (hours)	9.7	6.9	12.3		40.6%		(21.1)%
Average stage length (miles)	1,024	1,030	1,002		(0.6)%		2.2%

(1)Excludes operating special items. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, 2021, 2020, and 2019 non-GAAP measures have been revised to reflect this change and no longer exclude previously reported supplemental rent adjustments.
(2)Excludes fuel expense and operating special items. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, 2021, 2020, and 2019 non-GAAP measures have been revised to reflect this change and no longer exclude previously reported supplemental rent adjustments.

Non-GAAP Financial Measures

The Company evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including Adjusted operating expenses, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted operating income (loss), Adjusted operating margin, Adjusted pre-tax income (loss), Adjusted pre-tax margin, Adjusted net income (loss), Adjusted diluted earnings (loss) per share and Adjusted CASM. These non-GAAP financial measures are provided as supplemental information to the financial information presented in this press release that is calculated and presented in accordance with GAAP and these non-GAAP financial measures are presented because management believes that they supplement or enhance management’s, analysts’ and investors’ overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in the method of calculation and in the items being adjusted. We encourage investors to review our financial statements and other filings with the Securities and Exchange Commission in their entirety and not to rely on any single financial measure.

The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release (other than forward-looking non-GAAP financial measures) to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Per unit amounts presented are calculated from the underlying amounts.

The Company believes that adjusting for special charges (credits), gains and losses on disposal of assets, costs associated with accelerated asset retirements, benefits associated with Federal excise tax recovery efforts, non-operating special items including losses on debt extinguishment, and discrete tax benefits associated with the CARES Act is useful to investors because these items are not indicative of the Company’s ongoing performance and the adjustments are similar to those made by our peers and allow for enhanced comparability to other airlines. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, 2021, 2020, and 2019 non-GAAP measures have been revised to reflect this change and no longer exclude previously reported supplemental rent adjustments.

Operating expenses per available seat mile (“CASM”) is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. We exclude aircraft fuel and related taxes and special items from operating expenses to determine Adjusted CASM ex-fuel. We also believe that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence and increases comparability with other airlines that also provide a similar metric.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except per-segment data)	2021	2020	2019	2021	2020	2019
Operating revenues
Fare	$457,934	$206,577	$461,438	$1,422,927	$756,225	$1,886,855
Non-fare	513,794	281,845	490,319	1,752,875	1,009,308	1,870,750
Total passenger revenues	971,728	488,422	951,757	3,175,802	1,765,533	3,757,605
Other revenues	15,828	10,068	18,059	54,973	44,489	72,931
Total operating revenues	$987,556	$498,490	$969,816	$3,230,775	$1,810,022	$3,830,536

Non-ticket revenues (1)	$529,622	$291,913	$508,378	$1,807,848	$1,053,797	$1,943,681

Passenger segments	8,651	5,267	8,760	30,828	18,444	34,537

Non-ticket revenue per passenger flight segment ($)	$61.22	$55.42	$58.03	$58.64	$57.14	$56.28

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2021	2020	2019	2021	2020	2019
Operating special items include the following:
Accelerated depreciation (2)	—	—	—	3,542	—	—
Federal excise tax recovery (3)	—	(3,068)	—	(2,197)	(3,068)	—
Loss on disposal of assets (4)	1,482	2,264	477	3,320	2,264	17,350
Operating special expense (credit) (5)	—	(2,542)	717	(377,715)	(302,761)	717
Total operating special items	$1,482	$(3,346)	$1,194	$(373,050)	$(303,565)	$18,067
Non-operating special items include the following:
Loss on extinguishment of debt (6)	—	—	—	331,630	—	—
Total non-operating special items	$—	$—	$—	$331,630	$—	$—

Total special items (1)	$1,482	$(3,346)	$1,194	$(41,420)	$(303,565)	$18,067

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Includes amounts related to the accelerated depreciation on current aircraft seats related to the retrofit of 36 aircraft with new Acro6 seats.
(3)Includes amounts related to out-of-period interrupted trip expense credits recognized in connection with Federal Excise Tax recovery.
(4)2021 includes amounts related to the loss on five aircraft sale-leaseback transactions completed during 2021 and the sale of auxiliary power units. 2020 includes amounts related to the write-off of certain unrecoverable costs previously capitalized with a project to upgrade the Company's enterprise accounting software which was subsequently suspended, and to the disposal of excess and obsolete inventory. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory, partially offset by gains on aircraft sale-leaseback transactions.
(5)2021 includes amounts related to the grant component of the PSP2 and PSP3 agreements with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 and PSP3 programs. Special credits for 2020 includes amounts related to the grant component of the PSP with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts related to the Company's voluntary and involuntary employee separation programs. Operating special charges for 2019 are related to the write-off of aircraft related credits resulting from the exchange of credits negotiated under the new purchase agreement with Airbus S.A.S ("Airbus") executed during the fourth quarter of 2019.
(6)Includes amounts primarily related to the premiums paid to early extinguish a portion of the Company's 2025 Convertible Notes and the 8.00% Senior Secured Notes. In addition, it includes the write-off of related deferred financing costs and original issuance discount.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except CASM data in cents)	2021	2020	2019	2021	2020	2019
Total operating expenses, as reported	$1,049,106	$658,405	$845,192	$3,287,649	$2,317,784	$3,329,489
Less: Operating special items expense (credit)	1,482	(3,346)	1,194	(373,050)	(303,565)	18,067
Adj. Operating expenses, non-GAAP (1)	1,047,624	661,751	843,998	3,660,699	2,621,349	3,311,422
Less: Aircraft fuel expense	296,572	103,597	244,989	913,945	431,000	993,478
Adj. Operating expenses excluding fuel, non-GAAP (2)	$751,052	$558,154	$599,009	$2,746,754	$2,190,349	$2,317,944

Available seat miles	11,486,720	7,829,944	10,491,833	40,749,334	27,718,387	41,783,001

CASM (cents)	9.13	8.41	8.06	8.07	8.36	7.97
Adj. CASM (cents) (1)	9.12	8.45	8.04	8.98	9.46	7.93
Adj. CASM ex-fuel (cents) (2)	6.54	7.13	5.71	6.74	7.90	5.55

(1)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Excludes operating special items and aircraft fuel expense. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted EBITDA to GAAP Net Income
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$(87,159)	$(157,304)	$81,214	$(472,569)	$(428,700)	$335,255
Add: Provision (benefit) for income taxes	(4,668)	(47,230)	25,549	(47,751)	(191,484)	101,171
Add: Total other (income) expense	30,277	44,619	17,861	463,446	112,422	64,621
Add: Depreciation and amortization, as reported (1)	74,936	72,133	61,913	297,211	278,588	225,264
EBITDA	13,386	(87,782)	186,537	240,337	(229,174)	726,311
EBITDA margin	1.4%	(17.6)%	19.2%	7.4%	(12.7)%	19.0%
Add:
Federal excise tax recovery (2)	—	(3,068)	—	(2,197)	(3,068)	—
Loss on disposal of assets (2)	1,482	2,264	477	3,320	2,264	17,350
Operating special expense (credit) (2)	—	(2,542)	717	(377,715)	(302,761)	717
Adj. EBITDA (3)	$14,868	$(91,128)	$187,731	$(136,255)	$(532,739)	$744,378
Adj. EBITDA margin (3)	1.5%	(18.3)%	19.4%	(4.2)%	(29.4)%	19.4%

Total operating revenues	$987,556	$498,490	$969,816	$3,230,775	$1,810,022	$3,830,536

(1)2021 includes accelerated depreciation amounts recorded in first and second quarters 2021. See Special Items table for more details.
(2)See "Special Items" for more details. Refer to the section "Non-GAAP Financial Measures" for additional information.
(3)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income (unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2021	2020	2019	2021	2020	2019
Provision (benefit) for income taxes, as reported	$(4,668)	$(47,230)	$25,549	$(47,751)	$(191,484)	$101,171
Less: Net Income (loss) tax impact of special items	16,280	1,183	(296)	73,385	68,768	(4,171)
Less: GAAP to non-GAAP tax rate difference (1)	—	—	—	—	(56,111)	—
Adj. Provision (benefit) for income taxes, net, non-GAAP (2)	$(20,948)	$(48,413)	$25,845	$(121,136)	$(204,141)	$105,342

(1)Adjustment related to GAAP to Non-GAAP tax rate differences reflects CARES Act tax loss carryback discrete items in the periods.
(2)The Company determined the Adjusted Provision (Benefit) for Income Taxes by calculating our estimated annual effective tax rate on adjusted pre-tax income and applying it to Adjusted Income (Loss) Before Income Taxes, before giving effect to discrete items. In addition, the 2020 Adjusted Provision excludes the discrete item described in footnote 1.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income (unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except per-share data)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$(87,159)	$(157,304)	$81,214	$(472,569)	$(428,700)	$335,255
Add: Provision (benefit) for income taxes	(4,668)	(47,230)	25,549	(47,751)	(191,484)	101,171
Income (loss) before income taxes, as reported	(91,827)	(204,534)	106,763	(520,320)	(620,184)	436,426
Pre-tax margin	(9.3)%	(41.0)%	11.0%	(16.1)%	(34.3)%	11.4%
Add: special items expense (credit) (2)	1,482	(3,346)	1,194	(41,420)	(303,565)	18,067
Adj. Income (loss) before income taxes, non-GAAP (3)	(90,345)	(207,880)	107,957	(561,740)	(923,749)	454,493
Adj. Pre-tax margin, non-GAAP (3)	(9.1)%	(41.7)%	11.1%	(17.4)%	(51.0)%	11.9%
Add: Adj. total other (income) expense (4)	30,277	44,619	17,861	131,816	112,422	64,621
Adj. Operating income (loss), non-GAAP (5)	(60,068)	(163,261)	125,818	(429,924)	(811,327)	519,114
Adj. Operating margin, non-GAAP (5)	(6.1)%	(32.8)%	13.0%	(13.3)%	(44.8)%	13.6%

Provision (benefit) for income taxes (6)	(20,948)	(48,413)	25,845	(121,136)	(204,141)	105,342
Adj. Net income (loss), non-GAAP (3)	$(69,397)	$(159,467)	$82,112	$(440,604)	$(719,608)	$349,151

Weighted-average shares, diluted	108,410	97,684	68,553	105,000	84,692	68,559

Adj. Net income (loss) per share, diluted (3)	$(0.64)	$(1.63)	$1.20	$(4.20)	$(8.50)	$5.09

Total operating revenues	$987,556	$498,490	$969,816	$3,230,775	$1,810,022	$3,830,536

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)See "Special Items" for more details.
(3)Excludes operating and non-operating special items.
(4)2021 amounts exclude $331.6 million of Loss on extinguishment of debt recorded in second quarter 2021.
(5)Excludes operating special items.
(6)2021 amounts exclude the unfavorable permanent tax adjustment recorded in the second quarter 2021. 2020 amounts exclude the discrete federal tax benefit related to the passage of the CARES Act. See "Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income" table above for more details.

Reconciliation of Adjusted Net Income per Share to GAAP Net Income per Share (unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(per share)	2021	2020	2019	2021	2020	2019
Net income (loss) per share, diluted, as reported	$(0.80)	$(1.61)	$1.18	$(4.50)	$(5.06)	$4.89
Add: Impact of special items	0.01	(0.03)	0.02	(0.39)	(3.58)	0.26
Add: Tax impact of special items (2)	0.15	0.01	—	0.70	0.81	(0.06)
Add: GAAP to non-GAAP discrete tax rate difference (3)	—	—	—	—	(0.66)	—
Adj. Net income (loss) per share, diluted, non-GAAP (1)	$(0.64)	$(1.63)	$1.20	$(4.20)	$(8.50)	$5.09

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Reflects the difference between the Company's GAAP Provision for Income Taxes and Adjusted Provision for Income Taxes as presented in the Reconciliation of Adjusted Net income to GAAP Net Income, on a per share basis and before discrete items excluded in the Non-GAAP measure.
(3)Adjustment related to GAAP to Non-GAAP discrete tax differences reflects CARES Act tax loss carryback discrete items in the periods.